CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 1-A of our report dated March 1, 2023, relating to the financial statements of Emo Capital, Corp. for the years ended July 31, 2022 and 2021 and to all references to our firm included in this Registration Statement.

B F Borgers CPA PC

Certified Public Accountants
Lakewood, CO
July 13, 2023